(g)(1)(B)(ii)

AMENDMENT

TO

FOREIGN CUSTODY MANAGER AGREEMENT

This Amendment ("Amendment") is made as of the 21st day of July, 2021, by and between each entity listed on Schedule 1 (each a "Fund" and collectively, "Funds") and The Bank of New York Mellon ("BNY Mellon").

BACKGROUND:

A.BNY Mellon and the Fund entered into a Foreign Custody Manager Agreement dated as of January 6, 2003, as amended to date, (the "Agreement") relating to BNY Mellon's provision of services to the Fund.

B.The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.Amended Schedule 2 to the Agreement is hereby deleted in its entirety and replaced with Amended Schedule 2 attached hereto.

2.Miscellaneous.

(a)Capitalized terms not defined in this Amendment shall have the same meanings as in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

3.This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Each party represents and warrants that the individual executing this Amendment on its behalf has the requisite authority to bind it to this Amendment including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms. As used herein, "Electronic Signature" shall mean image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods. Executed counterparts may be delivered by facsimile or email.

4.This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative indicated below on the date and year first above written.

On behalf of each Fund identified on Schedule 1 attached to the Agreement

By: /s/ Todd Modic____________________

Todd Modic

Senior Vice President

THE BANK OF NEW YORK MELLON

By: /s/ Michael Rothemeyer_____________

Michael Rothemeyer

Vice President

AMENDED SCHEDULE 2
(Amended and Restated as of July 21, 2021)
Specified Countries

Country	Country	Country
Argentina	Jordan	Taiwan
Australia	Kazakhstan	Tanzania
Austria	Kenya	Thailand
Bahrain	Kuwait	Tunisia
Bangladesh	Latvia	Turkey
Belgium	Lithuania	Uganda
Bermuda	Luxembourg	Ukraine
Botswana	Malawi	United Arab Emirates
Brazil	Malaysia	United Kingdom
Bulgaria	Malta	Uruguay
Canada	Mauritius	Vietnam
Cayman Islands	Mexico	WAEMU1
Channel Islands	Morocco	Zambia
Chile	Namibia	Zimbabwe
China	Netherlands	Zambia
Colombia	New Zealand	Zimbabwe
Costa Rica	Nigeria
Croatia	Norway
Cyprus	Oman
Czech Republic	Pakistan
Denmark	Panama
Egypt	Peru
Estonia	Philippines
Eswatini	Poland
Euromarket	Portugal
Finland	Qatar
France	Romania
Germany	Russia
Ghana	Saudi Arabia
Greece	Serbia
Hong Kong	Singapore
Hungary	Slovak Republic
Iceland	Slovenia
India	South Africa
Indonesia	South Korea
Ireland	Spain
Israel	Sri Lanka
Italy	Sweden
Japan	Switzerland

1WAEMU is the acronym for the West African Economic and Monetary Union.